Exhibit 10.2
March 1, 2022

Joshua James
VIA EMAIL
Re: Separation and Transition Agreement
Dear Josh:
This letter confirms the agreement (“Agreement”) between you and Domo, Inc. (the “Company”) concerning the terms of your employment separation and transition from the Company.

1.Employment Separation, Board Resignation and Transition Period.
a.    Employment Separation. You hereby resign your employment, and the Company hereby accepts such resignation, effective as of March 1, 2022 (the “Employment Separation Date”). Upon such resignation, you will be deemed to have resigned from any and all officer and director roles with the Company and its subsidiaries (including without limitation as provided in subsection b. below) without any further action required by you, provided that you agree to execute any documents as may be reasonably requested by the Company to reflect such resignation.
b.    Board Resignation. You hereby resign your position as Chairman of the Board of Directors and as a member of the Board of Directors of the Company (the “Board”), effective as of March 1, 2022.
c.    Transition Period. During the period beginning immediately following the Employment Separation Date through March 21, 2022, you will provide advisory transitional services as mutually agreed upon between you and the Company’s Chief Executive Officer or the Board (such actual period you provide such transitional services, the “Transition Period”). In performing the advisory transition services, you will be an independent contractor and not an employee or agent of the Company. The Company will share confidential information with you as it deems necessary to effectively carry out the advisory transition services. During the Transition Period, your Company Equity Awards (as defined below) will also continue to vest. Provided you timely execute and do not revoke the Second Release (attached hereto as Exhibit One), you will receive the additional consideration set forth in the Second Release.
2.Company Equity Awards. You previously were granted certain equity awards covering shares of the Company’s Class B common stock (“Shares”) under the Company’s 2018 Equity Incentive Plan and 2011 Equity Incentive Plan (the “Plans”) and applicable award agreements thereunder, that are outstanding as of the date first set forth above, as specified in Schedule A attached hereto (the “Equity Awards,” and such plans and agreements, the “Award Documents”). You and the Company agree that there is no break in your service due to your movement to an advisor role and your Equity Awards will continue vesting through the Transition Period but otherwise will cease vesting upon termination of the Transition Period (and in any case no later than March 21, 2022). Any Equity Awards or portions thereof that have not vested through the last day of the Transition Period will be forfeited permanently and you will have no further rights with respect to such Equity Awards (or portions thereof) or Shares subject thereto. Except as provided in this Section 2 and Section 3 below, your Equity Awards remain subject to the terms and conditions of the Award Documents.
3.Option Extension. If you comply fully with your legal and contractual obligations to the Company, then the Company will provide you with the following option extension. The post-termination exercise period of your Equity Awards that are stock options to purchase Shares that are vested and outstanding as of the last day of the Transition Period (each, an “Option”) will be extended such that the Options will remain outstanding and exercisable through December 31, 2023, provided that in no event will any Option remain outstanding beyond the maximum term of the Option, and provided further that all Options are subject to earlier termination as set forth in the Plan under which the applicable Option was granted.
4.Employee Benefits; No Other Monies Owed. Your health insurance benefits will cease on March 31, 2022, subject to your right to continue your health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law (“COBRA”). Your participation in all benefits and incidents of employment, including without limitation, vesting in equity-based compensation (except as provided in Sections 2 and 3 herein), the accrual of bonuses, vacation, and paid time off, will cease as of the Employment Separation Date. You acknowledge that, except as expressly provided in this Agreement, you have not earned, and will not receive from the Company, any additional compensation, severance, or benefits on or after the Employment Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan. By way of example, you acknowledge that you have not earned and are not owed any equity, bonus, incentive compensation, severance benefits, or commissions. You expressly acknowledge and agree that you are not owed any severance benefits under your Change in Control and Severance Agreement with the Company, executed by you on June 17, 2018. You further acknowledge and agree that you are responsible for attorneys’ fees and costs for counsel you engaged prior to or in connection with executing this Agreement and that you will not seek reimbursement from the Company or its insurers for any such attorneys’ fees and costs.
5.Hold Notice Obligations. By the Employment Separation Date and in order to comply with our existing hold notice obligations, you agree to conduct a diligent search and provide your counsel with all hard copy documents containing Company information and any computer, mobile device, hard drive, or other storage device (“Devices”) that contains or did contain Company information or was otherwise used for Company business, including any otherwise personal devices. You agree that your counsel will obtain forensic images of these Devices, and after validating that these images were successful, delete the Company information from these Devices before returning them to you. You agree that your counsel will retain these forensic images and hard copy documents until you are notified by the Company that all applicable hold notices and your corresponding preservation obligations are lifted.
6.Cooperation. You agree that following the Transition Period, you will make yourself available, upon reasonable notice and under reasonable conditions, to assist the Company with respect to matters of which you were personally involved or had personal knowledge while employed by the Company. Without limitation, such assistance may include signing documents, providing information or documents, cooperating with investigations, negotiations, lawsuits or administrative proceedings involving the Company, preparing for and giving testimony, including written declarations or statements.
7.Confidential Information. You hereby acknowledge that, except as expressly set forth herein, you are bound by your post-employment obligations in the attached At-Will Employment, Confidential Information, Invention Assignment, Nonsolicitation and Arbitration Agreement (attached hereto as Exhibit Two), which you confirmed in your June 17, 2018 Confirmatory Employment Letter with the Company. You acknowledge and agree that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in the agreement), that you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone. You further expressly acknowledge and agree that you will continue to be bound by your non-solicitation obligations to the Company for a period of 12 months from the date of this

Agreement, subject to certain exceptions as expressly agreed upon between you and the Company’s CEO. Further, pursuant to this Agreement, you will not be subject to your non-competition obligations to the Company, though at all times you acknowledge and agree that you will abide by your ongoing confidentiality obligations.
8.General Release and Waiver of Claims. In exchange for the consideration set forth herein, you hereby bind yourself and your heirs, beneficiaries, trustees, administrators, executors, assigns, agents and legal representatives (collectively, the “Releasors”), and hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present parents or subsidiaries, affiliated companies, or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past or present insurers, officers, directors, agents, attorneys, employees, shareholders, investors, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with or service to the Company.
This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; any and all claims for or related to stock, stock options, RSUs or other equity securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, conversion, invasion of privacy, fraud, promissory estoppel, misrepresentation, breach of contract, breach of fiduciary duty, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis, under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Utah Antidiscrimination Act or any other federal, state, or local law prohibiting discrimination, harassment or retaliation; and claims under all other federal, state and local laws, ordinances and regulations.
Notwithstanding the foregoing, the following are not included in the released claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to your applicable written indemnification agreement with the Company dated June 28, 2018 and under the charter, bylaws or operating agreements of the Company, or under applicable law, except as limited by Paragraph 10 below; (ii) any rights which cannot be waived as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; (iv) any claims arising from the breach of this Agreement; and (v) any claims arising after the date you sign this Agreement.
You agree not to pursue any action nor seek damages or any other remedies for any released claims. You agree to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out, of such claims with prejudice. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except if served with a subpoena or as otherwise required by law.
You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without subpoena or notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies. You agree you will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Released Parties, unless under a subpoena or other court order to do so. You agree both to immediately notify the Company upon receipt of any such subpoena or court order, except as set forth above regarding cooperation with Government Agencies. Nothing herein shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
9.Waiver of Unknown Claims. You acknowledge that you are represented by counsel and are familiar with the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in the releasor’s favor at the time of executing the release, which, if known by the releasor, must have materially affected the releasor’s settlement with the Released Parties. You, being aware of said principle, agree to expressly waive any right you may have to that effect, as well as under any other statute or common law principles of similar effect.
10.Company Release. In consideration for you signing this Agreement, the Company hereby waives and releases to the maximum extent permitted by applicable law any and all claims or causes of action against you, including without limitation any claims or causes of action against you related to any matter arising from your employment with or service to the Company, whether known or unknown, through the execution of this Agreement, except for the claims asserted in the shareholder derivative action captioned Zalvin v. James, et al., Case No. 2021-0672-KSJM, pending in the Delaware Court of Chancery (or similar claims or matters arising out of the same alleged facts), any claims related to criminal conduct, material breaches of company policy, fraud, misappropriation or taking of the Company’s confidential and/or trade secret information. You and the Company agree that the Company’s indemnification obligations to you, if any, pursuant to your indemnification agreements with the Company and/or under the charter, bylaws or operating agreements of the Company, exclude any claims related to criminal conduct, material breaches of company policy, fraud, misappropriation or taking of the Company’s confidential and/or trade secret information. For the avoidance of doubt, the claims excluded from the Company’s indemnification obligations, if any, do not include claims asserted in Zalvin v. James, et al., Case No. 2021-0672-KSJM (or similar claims or matters arising out of the same alleged facts), Volonte v. Domo, Inc. et al., Civil No. 190401778, Appeal No. 20210388 (or similar claims or matters arising out of the same alleged facts), or any other currently pending investigation or lawsuit related to purported violations of the federal securities laws.
Although nothing contained in this Agreement shall be construed or purported to acknowledge that you are a controlling person of the Company, the Company recognizes that in the future you may be subject to liability by reason of your status (or alleged status) as a controlling person of the Company. The Company hereby agrees that it shall indemnify you to the fullest extent of applicable law, if you are, or are threatened to be made, solely as a result of your position as a purported controlling shareholder in the Company: (a) a party to or a participant in any Proceeding, other than a Proceeding by the Company to procure a judgment in its favor; (b) a party to or a participant in any Proceeding by a third-party on behalf of the Company to procure a judgment in favor of the Company; or (c), a witness in any Proceeding to which Indemnitee is not a party. For the avoidance of doubt, such indemnification shall include all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by you or on your behalf in connection with such Proceeding or any claim, issue or matter therein, unless a court of competent jurisdiction determines you did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that you did not have reasonable cause to believe that your conduct was unlawful.

11.Non-Disclosure. Except if required by law or if the specific information is publicly available due to your role as a former Section 16 Officer, you agree that you will not disclose to others the terms and conditions of this Agreement, including any negotiations or the facts and circumstances leading up to it, except that you may disclose such information, on express condition of confidentiality, to your spouse and to your attorney or accountant in order for such individuals to render services to you. The Company agrees that, apart from publicly available information, the Company will not disclose to others the terms and conditions of this Agreement, including any negotiations or the facts and circumstances leading up to it, except as required by law or regulation, as required in legal proceedings, as requested by governmental agencies, for legitimate business purposes or to others bound by confidentiality obligations to the Company.
12.Arbitration Agreement. Any unresolved controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration under the Commercial Rules of the American Arbitration Association (the “AAA”) in effect as of the date of this Agreement. Arbitration shall be by a single arbitrator mutually agreed upon by the parties; if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by AAA, then by one arbitrator who is chosen by the AAA in accordance with the Commercial Rules. The arbitration shall take place in the State of Utah, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability. Claims will be governed by applicable statutes of limitations. The arbitrator may in his or her discretion award attorneys’ fees and costs to the prevailing party. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement shall be construed and interpreted in accordance with the Federal Arbitration Act.
13.No Admission. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of any of the Released Parties.
14.Complete and Voluntary Agreement. This Agreement, together with the other agreements as referenced herein, as well as your March 1, 2022 Registration Rights Agreement with the Company and your March 1, 2022 Cooperation Agreement with the Company, constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Released Parties nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion. Further, you acknowledge that you have been represented by counsel with respect to this Agreement and that this is a negotiated agreement.
15.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect;

provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
16.Miscellaneous. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by you and an authorized representative of the Company. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.
17.Governing Law. Except as to the arbitration agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
18.Effective Date. This Agreement is effective on the date it is signed by both parties (the “Effective Date”).
[signature page follows]

Sincerely,
Domo, Inc.

    By: /s/ Dan Stevenson
Dan Stevenson
Chief Legal Officer
Domo, Inc. Board of Directors

READ, UNDERSTOOD AND AGREED TO:

/s/ Joshua James
Joshua James

March 1, 2022
Date
Exhibit One:    Second Release
Exhibit Two:    At-Will Employment, Confidential Information, Invention Assignment, Nonsolicitation and Arbitration Agreement
Schedule A: Equity Awards

Exhibit One
Second Release
(To be signed and returned to the Company on March 21, 2022)
This Second Release agreement (“Second Release”), which is Exhibit 1 to the separation and transition agreement (the “Agreement”) is entered into by and between you, Joshua James, and Domo, Inc. (the “Company”). Any term not otherwise defined herein shall have the meaning ascribed in the Agreement.
1.    Consideration. In exchange for the promises and commitments in the Agreement and your compliance with all terms and conditions of the Agreement and this Second Release, and provided you timely sign and return (and do not revoke) this Second Release, the Company will grant you a limited, non-exclusive, non-transferable right through February 28, 2024 to a Domo Unlimited Internal Authorized User License for startup companies that you are leading. In each instance, your startup company shall enter into a Domo Service Order with the Company and will be subject to its terms and conditions. The Unlimited Internal Authorized User License is for use solely in connection with your startup company’s internal business operations. At any time during the Unlimited Internal Authorized User License term, if your startup company’s total employee count increases due to merger or acquisition by five percent or more, then it may not deploy any additional Authorized User licenses before agreeing with the Company on additional license fees.
2.    General Release and Waiver of Claims. In exchange for the consideration set forth in this Second Release, you hereby bind yourself and your heirs, beneficiaries, trustees, administrators, executors, assigns, agents and legal representatives (collectively, the “Releasors”), and hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present parents or subsidiaries, affiliated companies, or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past or present insurers, officers, directors, agents, attorneys, employees, shareholders, investors, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with or service to the Company.
This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; any and all claims for or related to stock, stock options, RSUs or other equity securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, conversion, invasion of privacy, fraud, promissory estoppel, misrepresentation, breach of contract, breach of fiduciary duty, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis, under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Utah Antidiscrimination Act or any other federal, state, or local law prohibiting discrimination, harassment or retaliation; and claims under all other federal, state and local laws, ordinances and regulations. This release does not apply to Excluded Claims as defined in the Agreement.
You agree not to pursue any action nor seek damages or any other remedies for any released claims. You agree to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out, of such claims with prejudice. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except if served with a subpoena or as otherwise required by law.

You understand that nothing in this Second Release limits your ability to file a charge or complaint with Government Agencies. You further understand that this Second Release does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without subpoena or notice to the Company. This Second Release does not limit your right to receive an award for information provided to any Government Agencies. You agree you will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Released Parties, unless under a subpoena or other court order to do so. You agree both to immediately notify the Company upon receipt of any such subpoena or court order, except as set forth above regarding cooperation with Government Agencies. Nothing herein shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
3.    Waiver of Unknown Claims. You acknowledge that you are represented by counsel and are familiar with the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in the releasor’s favor at the time of executing the release, which, if known by the releasor, must have materially affected the releasor’s settlement with the Released Parties. You, being aware of said principle, agree to expressly waive any right you may have to that effect, as well as under any other statute or common law principles of similar effect.
4.    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Second Release; (b) you have a right to and should consult with an attorney prior to executing this Second Release; (c) you have 21 calendar days within which to consider this Second Release; (d) you have 7 calendar days following the execution of the Second Release to revoke it; and (e) the Second Release will not be effective until the eighth day after you sign it provided that you have not revoked it. You agree that any modifications, material or otherwise, made to this Second Release do not restart or affect in any manner the original 21-day consideration period. To revoke the Second Release, you must email a written notice of revocation to Dan.Stevenson@domo.com prior to the end of the 7-day period. You acknowledge that your consent to this Second Release is knowing and voluntary.
5.    Incorporation of Agreement Provisions. You and the Company agree that the Agreement’s provisions regarding Nondisparagement, Non-Disclosure, Arbitration Agreement, No Admission, Severability, Miscellaneous and Governing Law are incorporated herein and apply to this Second Release.
6.    Complete and Voluntary Agreement. This Second Release, together with the Agreement, the other agreements as referenced therein, as well as your March 1, 2022 Registration Rights Agreement with the Company and your March 1, 2022 Cooperation Agreement with the Company, constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Released Parties nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in the Agreement and Second Release for the purpose of inducing you to execute the Second Release, and you acknowledge that you have executed this Second Release in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing it voluntarily, free of any duress or coercion. Further, you acknowledge that you have been represented by counsel with respect to this Second Release and that this is a negotiated agreement.
Understood, Accepted, and Agreed To:

Joshua James

Date

Exhibit Two
At-Will Employment, Confidential Information, Invention Assignment, Nonsolicitation and Arbitration Agreement

[see attached]

Schedule A

Equity Awards

Type of Equity Award	Grant Date	Plan	Per Share Exercise Price	Number of Shares Subject to Equity Award as Granted	Number of Shares Under Equity Award That Vested*	Number of Shares Under Equity Award That Remain Unvested*
Non-Qualified Stock Option	09/04/2014	2011 Equity Incentive Plan	$25.50	616,921	616,921	—
Restricted Stock Unit	03/05/2020	2018 Equity Incentive Plan	N/A	600,000	300,000	300,000
Restricted Stock Unit	03/09/2021	2018 Equity Incentive Plan	N/A	120,000	30,000	90,000
* Through and as of March 21, 2022, provided that you remain employed with, or provide transition services to, the Company through such date.
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